Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES RESULTS OF ANNUAL MEETING
Quincy Ill., May 19, 2009 – Mercantile Bancorp, Inc. (NYSE Amex: MBR) today announced the results of its annual meeting of stockholders held May 18. Shareholders elected eight directors, ratified the selection of independent auditors and participated in an open question and answer session.
At Monday’s meeting, shareholders voted to reelect each of the following as directors for a one-year term: Ted T. Awerkamp, Michael J. Foster, William G. Keller, Jr., Dennis M. Prock, and James W. Tracy. Shareholders also elected three new directors to the Board: Julie A. Brink, Alexander J. House and James A. Senty who each fill seats left vacant by the retirement of three directors whose terms expired. The three retiring directors were Dan S. Dugan, Frank H. Musholt, and Walter D. Stevenson III.
Additionally, shareholders ratified the reappointment of BKD, LLP as independent auditors for the fiscal year ending December 31, 2009.
“We have always had the privilege of having very talented, experienced community business leaders comprise our company’s Board membership, and our new Board is no exception,” states Ted T. Awerkamp, President and CEO of Mercantile Bancorp. “We are grateful to our retiring members for their guidance, contributions and service throughout the years and look forward to facing the challenges and opportunities ahead with our newest members.”
Following the conclusion of the meeting, the new Board of Directors met and voted to amend the by-laws of the company to expand the number of voting directors from eight to nine, and elected John R. Spake, President and CEO of Comstock-Castle Stove Company, to serve as an additional director of the company until the 2010 annual meeting.  In further action, Dan S. Dugan, was elected as a non-voting, advisory director of the company.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, and one bank in each of, Missouri, Kansas and Florida, where the company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products.  The company also operates a full-service Mercantile Bank branch in Indiana.  In addition, the company has minority interests in eight community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward- looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
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